Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-83780) of Carpenter Technology Corporation of our report dated June 29, 2011 relating to the financial statements for the year ended December 31, 2010, of the Savings Plan of Carpenter Technology Corporation, which appears in this Annual Report on Form 11-K.

/s/ ParenteBeard LLC

Reading, Pennsylvania

June 29, 2011